Exhibit 99.1

Pattern Energy Reports First Quarter 2018 Financial Results
- Declares dividend of $0.4220 per Class A common share for second quarter 2018 -

SAN FRANCISCO, California, May 10, 2018 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2018 first quarter.

Highlights
(Figures reported below are for the first quarter of fiscal 2017, unless otherwise noted)

•	Proportional gigawatt hours ("GWh") sold of 2,127 GWh, up 4%

•	Net cash provided by operating activities of $27.8 million

•	Cash available for distribution ("CAFD") of $43.1 million, and on track to meet full year guidance(1)

•	Net loss of $12.6 million

•	Adjusted EBITDA of $104.2 million

•	Revenue of $111.7 million, up 11%

•	Declared a second quarter dividend of $0.4220 per Class A common share or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•	Acquired 206 megawatts ("MW") of owned capacity in five Japanese projects which represents the Company's entry into Japan, one of the most robust renewables markets in the world

•
Invested $27 million in Pattern Energy Group 2 LP's ("Pattern Development 2.0") acquisition of the majority interest in Green Power Investments ("GPI") and the Japanese development pipeline from Pattern Energy Group LP ("Pattern Development 1.0")

•
Commenced commercial operations at two projects, the 33 MW Ohorayama Wind power facility in Japan and, subsequent to the end of the period, the 143 MW Mont Sainte-Marguerite Wind power facility in Quebec which Pattern Energy has agreed to acquire with closing expected in the coming weeks

“Our solid performance in Q1 puts us right on track for our targeted CAFD(1) for the year and is the result of our portfolio continuing to operate at the top end of the industry,” said Mike Garland, President and CEO of Pattern Energy. “In addition, we were able to successfully acquire five assets in Japan, one of the best renewable markets in the world, that form a strong platform to grow our business there and to improve the value of the projects over time. The Company is in an excellent position to make further acquisitions without raising any common equity, allowing us to grow our CAFD per share.”
(1) The forward looking measure of 2018 full year cash available for distribution (CAFD) is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended March 31, 2018.

Financial and Operating Results
Pattern Energy sold 2,126,662 megawatt hours ("MWh") of electricity on a proportional basis in the first quarter of 2018 compared to 2,038,159 MWh sold in the same period last year. The 4% increase was primarily due to volume increases as a result of acquisitions in 2017 and 2018 and favorable wind at projects in Canada partially offset by unfavorable wind and curtailment primarily at projects in the Texas market and at Santa Isabel. Production for the quarter was 7% below the long-term average forecast for the period.
Net cash provided by operating activities was $27.8 million for the first quarter of 2018 compared to $43.8 million for the same period last year. The $15.9 million decrease was primarily due to a $12.6 million increase in transmission and projects costs primarily due to acquisitions in 2017 and 2018, a $10.0 million increase in interest payments and a $2.9 million decrease in distributions from unconsolidated investments. These decreases in net cash provided by operating activities were partially offset by a $10.8 million increase in revenue.

Cash available for distribution was $43.1 million for the first quarter of 2018, compared to $45.1 million for the same period last year. The $2.1 million decrease was primarily due to a $12.6 million increase in transmission and projects costs primarily due to acquisitions in 2017 and 2018, a $3.9 million increase in interest expense (excluding amortization of financing costs and debt discount/premium), a $6.5 million increase in distributions to noncontrolling interests, a $3.5 million increase in principal payments of project-level debt and a $0.9 million decrease in distributions from unconsolidated investments. These decreases in cash available for distribution were partially offset by increases of $20.2 million in revenue (excluding unrealized loss on energy derivative and amortization of PPAs), $2.5 million in release of restricted cash and $4.3 million in cash from other, primarily related to a $3.4 million project reserve funding requirement made in the first quarter 2017.
Net loss was $12.6 million in the first quarter of 2018, compared to a net income of $2.5 million for the same period last year. The change of $15.2 million was primarily attributable to increases of $24.3 million in cost of revenues due to the acquisitions in 2017 and 2018 and $2.0 million in tax provision. This change was partially offset a $10.8 million increase in revenue primarily due to acquisitions in 2017 and 2018 and the settlement of business interruption insurance related to our Santa Isabel project and a decrease of $0.5 million in other expense.
Adjusted EBITDA was $104.2 million for the first quarter of 2018 compared to $98.2 million for the same period last year. The $6.0 million increase in the quarterly period was primarily due to a $20.2 million increase in revenue (excluding unrealized loss on energy derivative and amortization of PPAs) primarily attributable to volume increases as a result of the 2017 and 2018 acquisitions and an insurance settlement for Santa Isabel partially offset by lower electricity sales as a result of changing prices, unfavorable wind and curtailment primarily at projects in the Texas market and at Santa Isabel. This increase was partially offset by increases of $5.5 million in project expenses, $7.1 million in transmission costs and $0.8 million in transaction costs primarily related to the Japan acquisition.
2018 Financial Guidance
Pattern Energy is re-confirming its targeted annual cash available for distribution(2) for 2018 within a range of $151 million to $181 million, representing an increase of 14% compared to cash available for distribution in 2017.
(2) The forward looking measure of 2018 full year cash available for distribution (CAFD) is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended March 31, 2018.
Quarterly Dividend
Pattern Energy declared a dividend for the second quarter 2018, payable on July 31, 2018, to holders of record on June 29, 2018 in the amount of $0.4220 per Class A common share, which represents $1.688 on an annualized basis. The amount of the second quarter 2018 dividend is unchanged from the first quarter 2018 dividend.
Project Acquisitions
During the first quarter of 2018, Pattern Energy acquired 206 MW of owned interest in five projects in operation or under construction located in Japan from Pattern Development 1.0 and GPI. The portfolio consists of two operating solar projects (Futtsu and Kanagi), two operating wind projects (Otsuki and Ohorayama, which commenced commercial operation during the quarter) and one wind project under construction (Tsugaru), each of which possess a 20-year power purchase agreement.
Pattern Energy acquired the 84 MW portfolio of Futtsu, Kanagi, Otsuki and Ohorayama for a cash purchase price of $131.5 million(3), which represents approximately a 10.1x multiple of the five-year average CAFD(4).
Pattern Energy acquired the 122 MW Tsugaru project at the start of construction, once fully financed on a non-recourse basis, for a total cash consideration of $194.0 million(3), which represents a 9.3x multiple of the five-year average CAFD(4) starting with the first full year of operations in 2021.
Pattern Energy has agreed to acquire a 51% interest in the 143 MW Mont Sainte-Marguerite project, located in the Chaudière-Appalaches region south of Québec City. The project commenced commercial operations in the first quarter of 2018. The project has a 25-year power purchase agreement with Hydro-Québec, which has an AA-/Aa2 credit rating.
Pattern Energy will acquire its 51% interest in Mont Sainte-Marguerite for a total investment of approximately $40 million(5), which represents approximately a 10x multiple of the five-year average CAFD(4). The acquisition is expected to close in the coming weeks, with the recent the commencement of commercial operations and subject to customary closing conditions. It will be funded at the time of closing using available liquidity.
(3) Based on a Japanese yen to USD exchange rate of ¥110.
(4) The forward looking measure of five-year average annual purchase price multiple of CAFD contribution from each of the five Japanese projects and Mont Sainte-Marguerite project is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended March 31, 2018.
(5) Based on a CAD to USD exchange rate of $1.27.
Acquisition Pipeline
Pattern Development 1.0 and Pattern Development 2.0 (together, the Pattern Development Companies) have a pipeline of development projects totaling more than 10 GW. Pattern Energy has a Right of First Offer ("ROFO") on the pipeline of acquisition opportunities from the Pattern Development Companies. The identified ROFO list stands at 935 MW of potential owned capacity and and represents a portion of the pipeline of development projects of the Pattern Development Companies, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, 1,564 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW.
Below is a summary of the identified ROFO projects that Pattern Energy has the right to purchase from the Pattern Development Companies in connection with its respective purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Pattern Development 1.0 Projects
Conejo Solar(5)	Operational	Chile	2015	2016	PPA	104	104
Belle River	Operational	Ontario	2016	2017	PPA	100	43
El Cabo	Operational	New Mexico	2016	2017	PPA	298	125
North Kent	Operational	Ontario	2017	2018	PPA	100	35
Henvey Inlet	In construction	Ontario	2017	2019	PPA	300	150
Pattern Development 2.0 Projects
Stillwater Big Sky	In construction	Montana	2017	2018	PPA	79	67
Crazy Mountain	Late stage development	Montana	2017	2019	PPA	80	68
Grady	Late stage development	New Mexico	2018	2019	PPA	220	188
Sumita	Late stage development	Japan	2019	2021	PPA	100	55
Ishikari	Late stage development	Japan	2019	2022	PPA	100	100
						1,481	935

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development-Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

(5)
From time to time, the Company conducts strategic reviews of its markets. The Company has been conducting a strategic review of the market, growth, and opportunities in Chile. In the event the Company believes it can utilize funds that have already been invested in Chile or funds that might otherwise be invested in Chile in a more productive manner elsewhere that could generate a higher return on investment, it may decide to exit Chile for other opportunities with greater potential. In addition, Pattern Development 1.0 is also concurrently exploring strategic alternatives for its assets in Chile.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net income (loss) to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended March 31,
	2018	2017
Net cash provided by operating activities(1)	$27,824	$43,752
Changes in operating assets and liabilities	28,576	13,423
Network upgrade reimbursement	282	317
Release of restricted cash	2,488	—
Operations and maintenance capital expenditures	(261)	(146)
Distributions from unconsolidated investments(2)	6,281	4,205
Other	860	(3,432)
Less:
Distributions to noncontrolling interests	(9,187)	(2,647)
Principal payments paid from operating cash flows	(13,803)	(10,326)
Cash available for distribution	$43,060	$45,146
(1) Included in net cash provided by operating activities for the three months ended March 31, 2017 is the portion of distributions from unconsolidated investments paid from cumulative earnings representing the return on investment.
(2) Distributions from unconsolidated investments includes project cash flow transferred to the project's distribution account in March 2018 and received subsequently in April 2018.

	Three months ended March 31,
	2018	2017
Net income (loss)	$(12,620)	$2,539
Plus:
Interest expense, net of interest income	25,110	22,061
Tax provision	6,784	4,775
Depreciation, amortization and accretion	62,650	47,227
EBITDA	81,924	76,602
Unrealized loss on energy derivative (1)	11,047	2,358
(Gain) loss on derivatives	(5,660)	648
Other	—	312
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	9,468	9,340
Depreciation, amortization and accretion	8,768	8,454
(Gain) loss on derivatives	(1,335)	484
Adjusted EBITDA	$104,212	$98,198
(1)    Amount is included in electricity sales on the consolidated statements of operations.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Thursday, May 10, 2018. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 5748379. The replay recording will be available until 11:59 p.m. Eastern Time, May 31, 2018.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 25 wind and solar power facilities, including one project it has agreed to acquire, with a total owned interest of 2,942 MW in the United States, Canada, Japan and Chile that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2018 cash available for distribution target; the ability to achieve the five year average annual CAFD generated by the Japan projects and Mont Sainte-Marguerite; the ability of the Japan assets to form a strong platform to grow the Company's business and improve the value of the projects; the ability to make further acquisitions without raising any common equity capital; the timing of the consummation of the acquisition of the Mont Sainte-Marguerite project; and the ability of the Company to consummate additional acquisitions from the iROFO list. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$162,144	$116,753
Restricted cash	8,698	9,065
Funds deposited by counterparty	17,744	29,780
Trade receivables	62,895	54,900
Derivative assets, current	15,747	19,445
Prepaid expenses	17,707	17,847
Deferred financing costs, current, net of accumulated amortization of $2,111 and $2,580 as of March 31, 2018 and December 31, 2017, respectively	1,230	1,415
Other current assets	28,948	21,105
Total current assets	315,113	270,310
Restricted cash	9,524	12,162
Major equipment advances	38,452	—
Property, plant and equipment, net	4,340,973	3,965,121
Unconsolidated investments	347,831	311,223
Derivative assets	13,779	9,628
Deferred financing costs	8,046	7,784
Net deferred tax assets	7,215	6,349
Finite-lived intangible assets, net	235,952	136,048
Goodwill	60,302	—
Other assets	44,455	22,906
Total assets	$5,421,642	$4,741,531

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	March 31,	December 31,
	2018	2017
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$39,468	$53,615
Accrued construction costs	2,045	1,369
Counterparty deposit liability	17,744	29,780
Accrued interest	7,529	16,460
Dividends payable	42,041	41,387
Derivative liabilities, current	5,685	8,409
Revolving credit facility	248,000	—
Current portion of long-term debt, net	61,191	51,996
Contingent liabilities, current	21,708	2,592
Other current liabilities	15,525	11,426
Total current liabilities	460,936	217,034
Long-term debt, net	2,128,063	1,878,735
Derivative liabilities	28,425	20,972
Net deferred tax liabilities	130,257	56,491
Finite-lived intangible liability, net	59,579	51,194
Contingent liabilities	168,183	62,398
Other long-term liabilities	151,430	106,565
Total liabilities	3,126,873	2,393,389
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 98,096,760 and 97,860,048 shares outstanding as of March 31, 2018 and December 31, 2017, respectively	983	980
Additional paid-in capital	1,218,077	1,234,846
Accumulated income (loss)	—	(112,175)
Accumulated other comprehensive loss	(26,810)	(25,691)
Treasury stock, at cost; 177,909 and 157,812 shares of Class A common stock as of March 31, 2018 and December 31, 2017, respectively	(3,884)	(3,511)
Total equity before noncontrolling interest	1,188,366	1,094,449
Noncontrolling interest	1,106,403	1,253,693
Total equity	2,294,769	2,348,142
Total liabilities and equity	$5,421,642	$4,741,531

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017
Revenue:
Electricity sales	$102,147	$98,434
Other revenue	9,512	2,399
Total revenue	111,659	100,833
Cost of revenue:
Project expense	34,562	29,100
Transmission costs	7,190	70
Depreciation, amortization and accretion	55,452	43,740
Total cost of revenue	97,204	72,910
Gross profit	14,455	27,923
Operating expenses:
General and administrative	10,706	11,124
Related party general and administrative	4,068	3,426
Total operating expenses	14,774	14,550
Operating income (loss)	(319)	13,373
Other expense:
Interest expense	(25,444)	(22,555)
Gain (loss) on derivatives	5,660	(648)
Earnings in unconsolidated investments, net	18,212	16,876
Net loss on transactions	(1,098)	(312)
Other income (expense), net	(2,847)	580
Total other expense	(5,517)	(6,059)
Net income (loss) before income tax	(5,836)	7,314
Tax provision	6,784	4,775
Net income (loss)	(12,620)	2,539
Net loss attributable to noncontrolling interest	(148,542)	(3,114)
Net income attributable to Pattern Energy	$135,922	$5,653

Weighted-average number of common shares outstanding
Basic	97,428,388	87,062,612
Diluted	105,564,491	87,131,280
Earnings per share attributable to Pattern Energy
Class A common stock:
Basic	$1.39	$0.06
Diluted	$1.32	$0.06
Dividends declared per Class A common share	$0.42	$0.41

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Three months ended March 31,
	2018	2017
Operating activities
Net income (loss)	$(12,620)	$2,539
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and accretion	55,451	43,740
Amortization of financing costs	1,249	1,858
Amortization of debt discount/premium, net	1,227	1,102
Amortization of power purchase agreements, net	1,422	736
Loss on derivatives	3,655	2,350
Stock-based compensation	1,051	985
Deferred taxes	6,647	4,693
Earnings in unconsolidated investments, net	(18,212)	(16,876)
Distributions from unconsolidated investments	13,548	16,487
Other reconciling items	2,982	(439)
Changes in operating assets and liabilities:
Funds deposited by counterparty	12,036	1,658
Trade receivables	(5,742)	(8,432)
Prepaid expenses	2,193	946
Other current assets	62	(4,083)
Other assets (non-current)	(1,346)	2,992
Accounts payable and other accrued liabilities	(18,716)	(4,418)
Counterparty deposit liability	(12,036)	(1,658)
Accrued interest	(9,144)	(2,725)
Other current liabilities	72	(975)
Long-term liabilities	3,904	3,272
Contingent liabilities	(87)	—
Derivatives	228	—
Net cash provided by operating activities	27,824	43,752
Investing activities
Cash paid for acquisitions, net of cash and restricted cash acquired	(157,543)	(275)
Capital expenditures	(61,282)	(1,328)
Distributions from unconsolidated investments	—	4,205
Other assets	(16,720)	83
Investment in Pattern Development 2.0	(35,156)	—
Net cash provided by (used in) investing activities	(270,701)	2,685

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Three months ended March 31,
	2018	2017
Financing activities
Dividends paid	(41,358)	(35,522)
Capital distributions - noncontrolling interest	(9,187)	(2,647)
Payment for financing fees	(5,448)	(5,025)
Proceeds from revolving credit facility	283,000	—
Repayment of revolving credit facility	(35,000)	(180,000)
Proceeds from long-term debt	113,116	350,000
Repayment of long-term debt	(19,166)	(10,326)
Repayment of note payable - related party	(909)	—
Other financing activities	826	(2,003)
Net cash provided by financing activities	285,874	114,477
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(611)	—
Net change in cash, cash equivalents and restricted cash	42,386	160,914
Cash, cash equivalents and restricted cash at beginning of period	137,980	109,371
Cash, cash equivalents and restricted cash at end of period	$180,366	$270,285
Supplemental disclosures
Cash payments for income taxes	$60	$247
Cash payments for interest expense	$32,617	$22,607
Business combination:
Assets acquired, net of cash and restricted cash acquired	$627,241	$—
Liabilities assumed	352,570	—
Less: Noncontrolling interests	11,113	—
Net assets acquired, net of cash and restricted cash acquired	$263,558	$—
Schedule of non-cash activities
Change in property, plant and equipment	$122,161	$956
Accrual of dividends	$45	$—
Accrual of deferred financing costs	$—	$1,640